UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

CARBONITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Avenue de Lafayette, Boston, Massachusetts, 02111

(Address of principal executive offices, including ZIP code)

(617) 587-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2015, Mr. Timothy Clifford resigned as a member of the Board of Directors (the “Board”) of Carbonite, Inc. (the “Company”). Mr. Clifford is leaving the Board to return to a leadership role in the software industry. Mr. Clifford was serving as a member of the Audit Committee prior to his resignation. The Company and the Board expressed its sincere gratitude to Mr. Clifford for his service to the Company.

Also on April 29, 2015, Mr. Peter Gyenes was elected to serve as a director of the Company to fill the vacancy created as a result of Mr. Clifford’s resignation. Mr. Gyenes will serve, subject to the terms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as a Class I director until the Company’s 2015 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal. Mr. Gyenes has also been appointed to serve on the Compensation Committee of the Board. The Company has had no transaction since the beginning of its last fiscal year, and has no currently proposed transaction, in which Mr. Gyenes has a direct or indirect material interest.

In connection with Mr. Gyenes’ election to the Company’s Board, the Company granted Mr. Gyenes restricted shares with respect to 12,500 shares of our Common Stock, which restricted shares shall vest ratably in quarterly installments over three years contingent upon continued service as a director of the Company, and shall automatically vest in full and become exercisable immediately prior to a change in control of the Company.

On April 30, 2015, the Company issued a press release announcing Mr. Clifford’s resignation from and Mr. Gyenes’ appointment to the Company’s Board, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Exhibits.

(d) Exhibits

99.1	Press Release dated April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on April 30, 2015.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	Vice President and General Counsel